UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — May 28, 2008
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
On May 28, 2008, Oncor Electric Delivery Company LLC (“Oncor”) filed with the Public Utility Commission of Texas (the “Commission”) a description and request for approval of its proposed Advanced Metering System Deployment Plan (“AMS Deployment Plan”), and its proposed surcharge for the recovery of costs associated with that deployment of advanced meters (“AMS Surcharge”). Oncor’s AMS Deployment Plan provides for the full deployment of advanced meters by the end of 2012 to all residential and most non-residential retail electric customers in Oncor’s service area. Thus, through its proposed AMS Deployment Plan, Oncor will provide advanced metering technology to approximately seven million consumers in Texas through the installation of over three million advanced meters.
Oncor’s filing proposes that its AMS Surcharge begin on January 1, 2009 and continue for eleven years. The total revenue requirement during the surcharge period is $1,069,352,000, which includes an estimated capital investment for advanced metering facilities of $690 million, estimated related operating and maintenance expenses for the surcharge period of $148 million, as well as interest, taxes and return on investment, and is net of total estimated savings on operations and maintenance costs for the surcharge period of $176 million. The requested advanced metering cost recovery factor is $2.29 per month per residential retail customer and varies from $2.49 to $5.35 per month for non-residential retail customers.
The Commission’s Substantive Rule 25.130(d)(7) generally requires the Commission to approve or disapprove the AMS Deployment Plan within 150 days, but this deadline may be extended by the Commission for good cause. In addition, Oncor may through subsequent reconciliation proceedings request recovery of additional costs that are reasonable and necessary. While there is a presumption that costs spent in accordance with a plan approved by the Commission are reasonable and necessary, any costs that are found not to have been spent or properly allocated, or not to be reasonable and necessary, must be refunded.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
	Name:	Richard C. Hays
	Title:	Controller

Dated: May 30, 2008

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